Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated July 1, 2004, accompanying the consolidated financial statements of Berliner Communications, Inc. included in the annual report of Berliner Communications, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
Grant Thornton LLP
Philadelphia, Pennsylvania
July 14, 2006